                                                                   Exhibit 99.2



                                VOTING AGREEMENT

         VOTING AGREEMENT, dated as of June 25, 1996 (this "Agreement"), by HPB ASSOCIATES, L.P., HAROLD BLUMENSTEIN, JAMES GROSFELD, LARRY ADDINGTON, ROBERT ADDINGTON and BRUCE ADDINGTON (collectively, the "Stockholders") with REPUBLIC INDUSTRIES, INC., a Delaware corporation ("Acquiror").

        WHEREAS, Acquiror and RI/AR Merger Corp., a Delaware corporation and a wholly owned subsidiary of Acquiror ("Acquiror Sub"), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), with Addington Resources, Inc., a Delaware corporation (the "Company"), which provides, among other things, that the Company will merge with Acquiror Sub pursuant to the merger contemplated by the Merger Agreement (the "Merger");

        WHEREAS, as of the date hereof, the Stockholders own 6,867,615 shares of common stock, par value $1.00 per share, of the Company ("Company Common Stock"), which represent in the aggregate approximately 45% of the total issued and outstanding Company Common Stock; and

        WHEREAS, as a condition to the willingness of Acquiror to enter into the Merger Agreement, Acquiror has required that the Stockholders agree, and in order to induce Acquiror to enter into the Merger Agreement, the Stockholders have agreed, to enter into this Agreement with respect to all the shares of Company Common Stock now owned and which may hereafter be acquired by the Stockholders (the "Shares") and any other securities, if any, which the Stockholders are entitled to vote at any meeting of stockholders of the Company (the "Other Securities").

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                  ARTICLE I

                           PROXY OF THE STOCKHOLDERS

        SECTION 1.01. Voting Agreement. Each Stockholder hereby agrees that during the time this Agreement is in effect, at any meeting of the shareholders of the Company, however called, and in any action by consent of the shareholders of the Company, each of the Stockholders shall vote the Shares and the Other Securities: (a) in favor of the Merger, the Merger Agreement (as amended from time to time) or any of the transactions contemplated by the Merger Agreement; and (b) against any proposal for any merger, sale of substantial assets, sale of shares of Company Common Stock or other securities, recapitalization, or other business combination transactions between the Company or any of the subsidiaries of the Company and any person or entity (other than the Merger) or any other corporate action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled. Each Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

        SECTION 1.02. Irrevocable Proxy. Each Stockholder hereby irrevocably appoints Acquiror, until termination of the Merger Agreement, as his or its attorney and proxy pursuant to the provisions of Section 212(c) of the General Corporation Law of the State of Delaware, with full power of substitution, to vote and otherwise act (by written consent or otherwise) with respect to the Shares and the Other Securities, which such Stockholder is entitled to vote at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in
Section 1.01 hereof. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. The Stockholders hereby revoke all other proxies and powers of attorney with respect to the Shares and the Other Securities which they may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Stockholders with respect to the matters specified in Section 1.01 hereof. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of any Stockholder and any obligation of any Stockholder under this Agreement shall be binding upon the heirs, personal representatives and successors of such Stockholder.

        SECTION 1.03. Waiver of Restrictions. HPB Associates, L.P. and Robert Addington, Bruce Addington and Larry Addington agree hereby to waive any restrictions placed on the granting of proxies pursuant to the Stock Purchase Agreement, dated August 4, 1995, by and between HPB Associates, L.P. and Robert Addington, Bruce Addington and Larry Addington. ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

        Each Stockholder hereby represents and warrants, severally but not jointly, to Acquiror as follows:

         SECTION 2.01. Authority Relative to This Agreement. Each Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform his or its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

         SECTION 2.02. No Conflict. (a) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder shall not, (i) conflict with or violate any federal, state or local law, statute, ordinance, rule, regulation, order, judgment or decree applicable to such Stockholder or by which the Shares or the Other


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Securities owned by such Stockholder are bound or affected or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares or the Other Securities owned by such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or the Shares or Other Securities owned by such Stockholder are bound or affected.

         (b) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity (as such term is defined in the Merger Agreement) except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, or the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         SECTION 2.03. Title to the Shares. As of the date hereof, each Stockholder is the record and beneficial owner of the number of shares of Company Common Stock set forth opposite such Stockholder's name on Appendix A hereto, which Shares represent on the date hereof the percentage of the outstanding Company Common Stock set forth on such Appendix. Such Shares are all the securities of the Company owned, either of record or beneficially, by such Stockholder. Except as set forth on Appendix A, such Shares are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on such Stockholder's voting rights, charges and other encumbrances of any nature whatsoever. Except as provided in this Agreement, no Stockholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares or Other Securities owned by such Stockholder.

                                  ARTICLE III

                         COVENANTS OF THE STOCKHOLDERS

        SECTION 3.01. No Disposition or Encumbrance of Shares. Each Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, such Stockholder shall not offer or agree to sell, transfer, tender, assign, hypothecate or otherwise dispose of, grant a proxy or power of attorney with respect to, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on any Stockholder's voting rights, charge or other encumbrance of any nature whatsoever with respect to the Shares or, directly or indirectly, initiate, solicit or encourage, subject to the provisions of Section 5.2 of the Merger Agreement, any person to take actions which could reasonably be expected to lead to the occurrence of any of the foregoing.

        SECTION 3.02. No Solicitation of Transactions. Each Stockholder hereby agrees, jointly and severally, to be bound and to comply with the obligations of the Company set


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forth in Section 5.2(a) of the Merger Agreement as if such obligations were set forth in their entirety in this Section 3.02 as obligations of such Stockholder.

        SECTION 3.03. No Profit From Competing Transaction. Each Stockholder hereby covenants and agrees that should the Company or the Representatives (as defined in Section 5.2(a) of the Merger Agreement) during the Non-Solicitation Period (as defined in Section 5.2(a) of the Merger Agreement) either (i) receive an unsolicited proposal for a Competing Transaction (an "Acquisition Proposal"), other than from Acquiror or an affiliate of Acquiror or their authorized representatives, and, during the Non-Solicitation Period or within one (1) year after the date hereof, consummate a transaction of a kind that would constitute a Competing Transaction with (x) the offeror or any affiliate of the offeror who made the Acquisition Proposal (the "Original Offeror") or
(y) another party who makes an Acquisition Proposal prior to the termination of negotiations with the Original Offeror, or (ii) solicit or initiate any discussions for a Competing Transaction (regardless of whether it is consummated); then, in either instance, each Stockholder shall pay to Acquiror an amount in cash (or if the consideration to be received in such Competing Transaction is securities of the acquiror, an amount of such securities, or payment in such form, as permitted by the Competing Transaction) equal to the consideration paid by the acquiror (the "Third Party Acquisition Consideration") on a per share of Company Common Stock basis in excess of (1) $21.50 (in the case of proposals noted in (i) above) or (2) $15.00 (in the case of solicitations under (ii) above) (in either case, the "Base Amount") multiplied by the number of shares beneficially owned by each such Stockholder (which amounts shall be paid contemporaneously with consummation of the acquisition, whether or not such Acquisition Proposal was solicited); provided that the number of shares and the Base Amount shall be appropriately adjusted for stock splits, stock dividends, stock combinations, recapitalizations, reclassifications and other similar transactions; provided further that no payments shall be required pursuant to the terms of this Section 3.03 if the Merger Agreement is terminated as a result of the breach of any of the terms of the Merger Agreement by Acquiror. The Third Party Acquisition Consideration shall be deemed to include both cash and any securities or other property received in the transaction, as well as debts of the Stockholders assumed in the transaction. In the event that any Third Party Acquisition Consideration shall be payable in securities; debt securities shall be valued at market value on the day of delivery; preferred stock shall be valued at market value on the day of delivery; and common stock shall be valued by its market value on the day of delivery based on the ten day average closing price of such common stock on the principal stock exchange or Nasdaq market on which it is traded or quoted for the period prior to the consummation of such acquisition. In the event that any Third Party Acquisition Consideration shall be payable in other property, such other property shall be valued at an amount to be reasonably determined by Acquiror.

                                   ARTICLE IV

                                 MISCELLANEOUS

        SECTION 4.01. Termination. This Agreement (except for Section 3.03 and Article IV of this Agreement) shall terminate upon the termination of the Merger Agreement in


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accordance with its terms.  Section 3.03 and Article IV of this Agreement shall survive termination of this Agreement.

        SECTION 4.02. Further Assurances. Each Stockholder and Acquiror will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

        SECTION 4.03. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Acquiror shall be entitled to its reasonable attorneys' fees in any action brought to enforce this Agreement in which it is the prevailing party.

        SECTION 4.04. Entire Agreement. This Agreement constitutes the entire agreement between Acquiror and the Stockholders with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Acquiror and the Stockholders with respect to the subject matter hereof.

        SECTION 4.05. Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        SECTION 4.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

        SECTION 4.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Delaware state or federal court.


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

IN WITNESS WHEREOF, each Stockholder has duly executed this Agreement.

                                               HPB ASSOCIATES, L.P.
                                               By:  HPB GROUP LLC

                                                    By: /s/ Howard P. Berkowitz
                                                        -----------------------
                                                          Howard P. Berkowitz,
                                                            Managing Member

 Dated:  June __, 1996                         Harold Blumenstein, individually

 Dated:  June __, 1996                         James Grosfeld, individually

 Dated:  June __, 1996                         Larry Addington, individually

 Dated:  June __, 1996                         Robert Addington, individually

 Dated:  June __, 1996                         Bruce Addington, individually


Agreed and Accepted
as of June __, 1996:

REPUBLIC INDUSTRIES, INC.


By:
   --------------------------
   Name:
   Title:


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



                                   APPENDIX A


                                                             Approximate Percentage of
                                                                Outstanding Company
                                                                                                  Numbers of
                                      Shares                           Shares                   Shares Pledged
                                      ------                           ------                   --------------
 HPB Associates, L.P.                2,455,285                          16.2
 Larry Addington                     2,263,324                          14.9                       550,000(1)
 Robert Addington                      980,000                           6.5                       900,000(2)
 Bruce Addington                       914,006                           6.0                       910,006(3)
 Harold Blumenstein                    100,000                           0.1
 James Grosfeld                        155,000                           0.1


- -------------------------
      (1) 250,000 shares are pledged to CIT; 200,000 shares are pledged to National City Bank; and 100,000 shares are pledged to Nations Bank.

      (2)  Pledged to Nations Bank.

      (3) 560,006 shares are pledged to Prudential Securities; 250,000 shares are pledged to CIT; and 100,000 shares are pledged to Bear Stearns.